UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2022

Brooklyn ImmunoTherapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 58th Street, Building A, Suite 2100
Brooklyn, New York	11220
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 582-1199

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.005 per share	BTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934:
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 6, 2022, Brooklyn ImmunoTherapeutics, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an investor (the “Purchaser”) providing for the private placement (the “Private Placement”) to the Purchaser of 6,857,142 units (collectively, the “Units”), each Unit consisting of (i) one share of the Company’s common stock, par value $0.005 per share (“Common Stock”) (or, in lieu thereof, one pre-funded warrant to purchase one share of Common Stock (the “Pre-Funded Warrants”)) and (ii) one warrant to purchase one share of Common Stock (the “Common Warrants” and, together with the Pre-Funded Warrants, the “Warrants”), for an aggregate purchase price of approximately $12.0 million (or $1.75 per share of Common Stock or $1.75 less $0.005 per Pre-Funded Warrant). The closing of the Private Placement occurred on March 9, 2022 (the “Closing”).

Each Pre-Funded Warrant has an exercise price of $0.005 per share of Common Stock, is immediately exercisable and may be exercised at any time and has no expiration date, and is subject to customary adjustments. The Pre-Funded Warrants may not be exercised if the aggregate number of shares of Common Stock beneficially owned by the holder thereof would exceed 9.99% immediately after exercise thereof.

Each Common Warrant has an exercise price of $1.91 per share, becomes exercisable six months following the Closing, and expires five-and-one-half years from the date of issuance, and is subject to customary adjustments. The Common Warrants may not be exercised if the aggregate number of shares of the Company’s common stock beneficially owned by the holder thereof would exceed 4.99% immediately after exercise thereof, subject to increase to 9.99% at the option of the holder.

The Company intends to use the net proceeds from the Private Placement for general working capital purposes.

The securities issued to the Purchaser under the Purchase Agreement were offered in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated thereunder. The Company relied on this exemption from registration based in part on representations made by the Purchaser, including that the Purchaser is an “accredited investor”, as defined in Rule 501(a) promulgated under the Securities Act.

Cantor Fitzgerald & Co. served as the placement agent in connection with the Private Placement, and the Company has agreed to pay customary placement fees of the placement agent.

The sale of the securities pursuant to the Purchase Agreement has not been registered under the Securities Act or any state securities laws. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Neither this Current Report on Form 8-K, nor the exhibits attached hereto, is an offer to sell or the solicitation of an offer to buy the securities described herein or therein.

The Company and the Purchaser also entered into a Registration Rights Agreement, dated March 6, 2022, pursuant to which the Company has agreed to prepare and file a registration statement with the Securities and Exchange Commission no later than 15 days following the date on which the Company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, to register the resale of the shares of Common Stock included in the Units and the shares of Common Stock issuable upon exercise of the Warrants. The Company agreed to use its best efforts to have such registration statement declared effective as promptly as possible after the filing thereof, subject to certain specified penalties if timely effectiveness is not achieved.

The foregoing description of the Purchase Agreement, the Pre-Funded Warrants, the Common Warrants and the Registration Rights Agreement is only a summary and is qualified in its entirety by reference to the full text of such agreements, which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in response to this Item 3.02.

Item 8.01	Other Events.

On March 7, 2022, the Company issued a press release in accordance with Rule 135c promulgated under the Securities Act announcing the Private Placement.

In accordance with Rule 135c(d), a copy of such press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Securities Purchase Agreement, dated as of March 6, 2022, between Brooklyn ImmunoTherapeutics, Inc. and the purchaser party thereto.

10.2	Form of Pre-Funded Warrant

10.3	Form of Common Stock Warrant

10.4	Registration Rights Agreement, dated as of March 6, 2022, between Brooklyn ImmunoTherapeutics, Inc. and the purchaser party thereto.

99.1	Press Release dated March 7, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Brooklyn ImmunoTherapeutics, Inc.

Dated: March 9, 2022	By:	/s/ Howard J. Federoff
Howard J. Federoff
Chief Executive Officer and President